UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  March 9, 2016

Momenta Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-50797	04-3561634
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

675 West Kendall Street, Cambridge, MA	02142
(Address of Principal Executive Offices)	(Zip Code)

(617) 491-9700
(Registrant’s telephone number, including area code)

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 9, 2016, the Board of Directors (the “Board”) of Momenta Pharmaceuticals, Inc. (the “Company”) appointed Jose-Carlos Gutierrez-Ramos, Ph.D. as a director of the Company.  Dr. Gutierrez-Ramos was appointed as a Class II director and will serve until the Company’s 2018 annual meeting of stockholders.  Dr. Gutierrez-Ramos has been appointed to serve on the Compensation Committee and the Science Committee of the Board.

Dr. Gutierrez-Ramos will participate in the Company’s standard compensation program for non-employee directors, including an aggregate annual retainer of $55,000 for his service as a member of the Board and of the Compensation and Science Committees, plus an additional $3,000 for each all-day Science Committee session attended (up to a maximum of $15,000 per year) that is in addition to the regular quarterly meetings of the Science Committee; and an initial award of an option to purchase 30,000 shares of the Company’s common stock (the “Initial Award”).  The Initial Award will have an exercise price equal to the closing price per share of the Company’s common stock on the date of grant, and will vest and become exercisable with respect to 10,000 shares on the one year anniversary of the grant date and with respect to the remaining shares in equal quarterly installments over the following two years, subject to Dr. Gutierrez-Ramos’ continued service to the Company through the applicable vesting date.  Dr. Gutierrez-Ramos will also have the same right to indemnification by the Company as granted to the Company’s officers and other directors.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOMENTA PHARMACEUTICALS, INC.

Date: March 9, 2016	By:	/s/ Bruce A. Leicher

Bruce A. Leicher
Senior Vice President, General Counsel and
Secretary